Exhibit 1.1

BANCO DE CHILE

BYLAWS(1)

TITLE I

NAME, DOMICILE AND DURATION OF THE COMPANY

Article One:

A company is hereby created which shall do business under the name of “BANCO DE CHILE,” and shall be governed by these bylaws, by the General Banking Law, and by any other legal and statutory rules currently in effect or to be enacted in the future that may be applicable to it.

Article Two:

The company shall have its corporate domicile in the city and commune of Santiago, without prejudice to any other branches or agencies that it may establish in Chile or abroad, pursuant to the Law.  Its Board of Directors shall meet, and its General Management shall operate in the city and commune of Santiago, where its Headquarters or Main Office shall be established.

Article Three:

The term of duration of the company shall be indefinite.

TITLE II

PURPOSE AND OPERATIONS OF THE COMPANY

Article Four:

The Bank shall be engaged in performing any kind of acts, enter into any kind of contracts, carry out any kind of business, and transactions usually authorized to be performed and carried out by banking institutions under the General Banking Law, without prejudice to expanding or restricting its scope of action consistent with legal rules currently in full force and effect or to be enacted in the future.

(1)                                 Banco de Chile´s Bylaws (estatutos), serve as articles of incorporation and as bylaws of a company incorporated in the United States of America.

TITLE III

CAPITAL AND STOCK

Article Five:

The Bank’s capital is CH$ 2,418,833,181,067 divided into 101,017,081,114 nominative shares with no par value, which are fully subscribed and paid-up in accordance with the First Transitional Article.(2)

Article Six:

The company shall maintain a Shareholders’ Registry.

TITLE IV

MANAGEMENT

Article Seven:

Management of the Bank shall be exercised by a Board of Directors, which shall represent it judicially and extra-judicially, for the achievement of the corporate purpose, a fact that shall not have to be proven to third parties.  It is vested with all powers to manage and dispose which the law or these bylaws do not establish as exclusive to the Shareholders Meeting, and it is also empowered to perform such acts and enter into any kind of agreements or contracts with respect to which the laws require a special power of attorney.  The foregoing is without prejudice to the powers of the General Manager.  Directors shall be compensated for their services, and the amount of such compensation shall be set at the Shareholders’ Meeting.

Article Eight:

The Board of Directors shall consist of eleven regular directors (“Directores Titulares”) and two alternate directors (“Directores Suplentes”), whether or not shareholders, elected by the respective Shareholders’ Meeting, all of whom shall hold offices for three years, and may be reelected indefinitely.  The election of directors shall be undertaken in a single vote, and those receiving the greatest number of votes shall be elected until the number of directors who must be elected is reached.  Likewise, separately, in a single vote, alternate directors shall be elected.

The Board of Directors elected by shareholders may only be removed in its entirety by the resolution adopted at an Ordinary or Extraordinary Shareholders’ Meeting, and therefore individual removal is not allowed.

(2)                                 These figures include the capital increase agreed to at the extraordinary shareholders’ meeting held on March 22, 2018, which is currently subject to the Superintendency of Banks and Financial Institutions’s approval.  See First Transitional Article.

Alternate directors may always participate at the meetings of the Board of Directors with right to speak, and they shall only have right to vote in case of a temporary absence of the director/s they replace.  The person who received the greatest number of votes among the alternates shall be the first alternate director, and the second alternate director shall be the one who received the second greatest number of votes.  In the case of a temporary absence of one or more directors, they may be replaced temporarily by the alternate directors in the order of precedence established in the bylaws.

In the case of a vacancy of one or more regular directors (“Directores Titulares”), for any reason, vacancies shall be filled as follows:

a)             Vacancies of directors shall be filled by alternate directors in the aforementioned order of precedence, except if the respective alternate director in a period of three business days calculated from the giving of notice thereof, states in writing his intention to continue acting as an alternate director; and

b)             If vacancies occur among regular directors which were not filled in the manner established in letter a) above, the Board of Directors, at the first meeting it holds, shall proceed to name the relevant successor or successors, who shall hold office until the next Ordinary Shareholders Meeting is held, at which time the final appointment shall be made.  The director or directors so named by the Shareholders Meeting shall remain in office only during the period of time remaining to complete the term of office of the replaced director or directors.

In the case of a vacancy of one or more alternate director for any cause, the Board of Directors, at the first meeting it holds, shall proceed to name the replacement or replacements, who shall hold office until the next Ordinary Shareholders Meeting, at which time the final appointment shall be made.  The alternate director or directors so named by the Shareholders Meeting shall remain in office only during the period of time remaining to complete the term of office of the replaced director or directors.  In the event the Board of Directors names a replacement for an alternate Director, the designee shall have the same order of precedence as the replaced alternate director.

Article Nine:

Meetings of the Board of Directors shall be held with the attendance of no fewer than six of its regular or alternate members, and resolutions shall be adopted by an absolute majority of directors attending with right to vote.  In case of a tie, the chairman of the meeting shall have a casting vote.

Article Ten:

Meetings of the Board of Directors shall be ordinary or extraordinary.  Ordinary meetings shall be those that are held on the dates and at the times established in advance by the Board of Directors, at least once per month.  Extraordinary meetings shall be held when specially called by the President, himself, or at the direction of one or more directors.  If the extraordinary meeting has been called by one or more Directors, the meeting shall be held between the fifth and seventh business day thereafter.  Notices of Extraordinary meetings shall be given by certified mail posted, at least, four business days in advance, or two business days if respective notice has been delivered through a Notary Public or by the respective Chilean Consul if the Director is domiciled outside Chile.  Likewise, for this type of Notices and together with the delivery of the aforesaid letter or by posting in the mail a copy of the Notice shall be forwarded by electronic mail.  A Notice of an Extraordinary meeting shall contain a reference to the matter to be dealt with, and the Notice may be omitted if all full members of the Board of Directors unanimously attend thereat

Article Eleven:

At the first meeting held by the Board of Directors, after the Shareholders’ Meeting that appointed it, the Board of Directors shall choose its Chairman and two Vice Chairman, and these persons shall also serve in the same roles for the company.  The Secretary of the Board of Directors shall also be appointed at that same meeting.

Article Twelve:

Directors who, with regards to a specific transaction, have an interest themselves or as representatives of another person, shall report such interest to the other directors and refrain from deliberating and voting.

Article Thirteen:

All elections of directors shall be published in a newspaper in the Bank’s domicile and shall be reported to the Superintendency of Banks and Financial Institutions, to which shall be sent an authorized copy of the public deed prepared from the Minutes of the Shareholders Meeting or the meeting of the Board of Directors where the appointments have been made.  The appointment of a General Manager shall likewise be reported to the aforementioned Superintendency and be documented in a public deed.

TITLE V

PRESIDENT

Article Fourteen:

The President of the Bank, beyond the other powers granted to him by these bylaws or by Law, shall have the following powers and obligations, to wit:

One) Shall preside over meetings of both the Board of Directors and Shareholders;

Two) Shall call meetings of the Board of Directors;

Three) Shall propose to the Board of Directors measures aiming at furthering the business of the Bank and improving the organization and regime of all aspects of the offices;

Four) Shall sign all reports and notes or resolutions adopted by the Board of Directors and the Shareholders at the relevant Meetings; and

Five) Unless otherwise agreed upon by the Shareholders Meeting or the Board of Directors, if applicable, he shall sign the public deed containing the Minutes of the meetings of the former or the latter.

Article Fifteen:

In case of absence or incapacity of the President of the Bank, he shall be replaced in by the Vice President appointed, for this purpose, by the Board of Directors.  Likewise, in case of absence or incapacity of the appointed Vice President, he shall be replaced by the Director appointed by the Board of Directors, for such purpose.  The replacement is an internal procedure of the company and shall not require any formality and it shall not be necessary to prove its appropriateness to third parties for the validity of acts performed by the successor, the mere fact of the successor’s acting being sufficient for the effectiveness thereof.

TITLE VI

GENERAL MANAGER

Article Sixteen:

The General Manager is responsible for:

One) Leading and performing the general transactions of the Bank, making its acts conform to the laws, regulations, bylaws, and resolutions of the Board of Directors;

Two) In addition to the authorities corresponding to him as a business agent by reason of his position, he shall have general power of attorney for the Bank at all its offices, with express authority to revoke such powers of attorney as may have been granted at any time.  In the legal sphere, beyond the authorities granted to him by the first section of Article Seven of the Civil Procedure Code, he shall have the special power to abandon actions filed in the first instance; accept counterclaims; answer interrogatories; waive appeals or legal terms; approve Agreements; settle; grant powers to arbitrators; and receive money.  Settlements and arbitration agreements made by the Board of Directors shall be signed by the General Manager, with no requirement beyond inserting the pertinent part of the Minutes authorized by the Secretary in the respective public deed or private document.  He may also, in any case, and without prejudice to the powers of the President, sign public deeds or contracts agreed by the General Shareholders Meeting or the Board of Directors, with no requirement beyond the aforementioned, provided that they must be made public deeds;

Three) Appointing such Managers to be named for the proper performance of the company business;

Four) Granting powers of attorney or delegate all or part of his authorities to other persons for special cases or business;

Five) Reporting to the Board of Directors on the handling, management, and financial condition of the Bank in the manner and at the time it and/or the Superintendency of Banks and Financial Institutions may determine;

Six) Attending meetings of the Board of Directors with a right to speak; and

Seven) Performing other functions decided by the Board of Directors and, in general, exercise any other functions which appertain to him pursuant to the Law and these bylaws.  In case of temporary absence or inability, the General Manager shall be replaced by the Manager designated by the Board of Directors.

TITLE VII

SHAREHOLDERS MEETINGS

Article Seventeen:

Shareholders shall hold ordinary or extraordinary meetings.  The former shall be held once a year, within the four-month period following the date of the close of the fiscal year.  At those meetings the shareholders shall review all matters that are proper for them to consider, without being limited to the matters described in the respective notice of the meeting.  The latter may be held at any time, to decide on any matters that the law or these Bylaws authorize the shareholders meetings to transact and provided that such matters are specified in the corresponding notices.

Article Eighteen:

The resolutions passed at properly called and convened Shareholders Meetings pursuant to the law and the bylaws shall bind all shareholders.  Shareholder Meetings shall be held in the city of Santiago.

Article Nineteen:

At the elections that are to be held at the Meetings, the votes will be cast by means of ballots which will be distributed for such purpose.  The shareholders should indicate their preference by writing down name and surname of the individual or individuals they vote for and indicate the number of shares they wish to allocate to each of the nominees in their votes, for electing both regular and alternate directors, and they should sign them.  When counting the votes, the President shall read the votes aloud in order for all attendees to be able to perform for themselves the calculation of the voting and thus verify the results with such annotation and ballots.  Likewise, the counting of the votes may also be carried out by a notary public as an officer certifying the authenticity of the results and the calculation of the votes cast, all of which will be registered in the minutes of the meeting.  In all cases, the Meeting of Shareholders at which elections take place, the President of the Corporation or the Superintendency of Banks and Financial Institutions, as applicable, may alternatively or indistinctly hold or order a viva voce voting or through ballots or by means of any other procedure indicated for such a purpose.

Article Twenty:

If any of the persons who must sign Minutes of the Shareholders Meeting should die, be absent, or unable for any reason to sign it, a note shall be made at the end of the Minutes stating the respective circumstances of the impediment.

Article Twenty-One:

The Minutes shall contain an extract of the resolutions adopted at the meeting.  Only upon unanimous consent of the attendees may the evidence of any event occurring at the meeting, and which is related to the interests of the company, be deleted.

TITLE VIII

ANNUAL REPORT AND BALANCE SHEET

Article Twenty-Two:

The Bank shall prepare its General Balance Sheet annually as of December thirty-first.

Article Twenty-Three:

The Board of Directors shall submit for consideration at the Ordinary Shareholders Meeting, a reasoned Report on the financial condition of the company over the last fiscal year, accompanied by the General Balance Sheet, the Statement of Profit and Loss, and the Report of the External Auditors.  Each of the shareholders registered in the Registry, who hold a minimum number of shares authorized by the Superintendency of Banks and Financial Institutions shall be sent a copy of the Balance Sheet and the Management Report, including the opinion of the Auditors and their respective annotations, which documents shall be sent on a date not later than that of the first notice for the respective Ordinary Meeting.

TITLE IX

DISSOLUTION AND LIQUIDATION

Article Twenty-Four:

The Company shall be dissolved by resolution adopted in that regard at an Extraordinary Shareholders Meeting, approved by the Superintendency of Banks and Financial Institutions in the manner stipulated by law, and for any other legal causes.  The aforesaid is without prejudice to that established in Title Fifteenth of the General Banking Law.

Article Twenty-Five:

Once the voluntary dissolution mentioned in the preceding article has been agreed upon, the Shareholders Meeting shall elect a Liquidation Committee consisting of three members to proceed wind up the Company, who shall have the powers, obligations, and responsibilities stipulated in the law, and who shall comply with the provisions of the Chilean Corporations Law and its Regulations.  The Shareholders Meeting shall establish the duration of the functions of the Liquidation Committee, and shall determine the compensation to be paid to its members.

TITLE X

AUDITING THE MANAGEMENT

Article Twenty-Six:

The Ordinary Shareholders Meeting shall annually appoint independent external auditors to examine the accounting, inventory, balance sheets, and financial statements of the company, and who shall have the obligation to report in writing to the next Ordinary Shareholders Meeting on the performance of their duties.

TITLE XI

JURISDICTION

Article Twenty-Seven:

Differences that arise among shareholders in their capacity as such, or between them and the Company or its managers, either during the life of the Company or during its liquidation, shall be submitted for resolution to an arbitrator who shall have the ability to establish procedural rules for the proceeding and who shall be bound by the law as to decisions on the merits of the case, who must be named by joint agreement of the parties or by the Ordinary Courts, alternatively, in case of a disagreement on his appointment.  The award to be rendered by the arbitrator shall be subject to a motion for appeal and cassation on the merits.  Such arbitrator shall be, or have been, at the time of the appointment, an attorney who is or has served as an auxiliary judge on the Court of Appeals of Santiago or the Supreme Court, for no less than one year.  The arbitration established in this clause is without prejudice to, if a conflict occurs, the petitioner’s being able to remove the matter from the jurisdiction of the arbitrator and submit it for a decision by the ordinary courts.

TRANSITIONAL ARTICLES

First Transitional Article:

The Bank’s capital is CH$ 2,418,833,181,067, divided into 101,017,081,114 nominative shares with no par value, which are subscribed and paid-up as follows:

a)             With the sum of CH$ 2,271,400,678,608 divided into 99,444,132,192 nominative shares with no par value, all of them totally subscribed and paid;

b)             With the sum of $147,432,502,459 which corresponds to the issuance of 1,572,948,922 fully paid-in shares, of no par value, with charge to the net income obtained during the fiscal year 2017 that was not distributed as a dividend, in accordance with the resolutions adopted by the Ordinary Shareholders Meeting held on March 22, 2018.  The new shares that will be issued shall be distributed among the shareholders in the proportion of 0.02238030880 fully paid-in shares for each share they own at the relevant date in accordance with the Law.(3)

Second Transitional Article:

At the Extraordinary Meeting of Shareholders of the Banco de Chile, held on December 27, 2007, the merger through incorporation of Citibank Chile as an absorbed corporation into Banco de Chile as the absorbing corporation was agreed and approved.  Such Meeting resolved that such merger shall become in full force and effect as of January 1, 2008 and that Banco de Chile should be the legal successor of Citibank Chile to all effects.  As a consequence of the merger 100% of the shareholders and capital of Citibank Chile will form part of Banco de Chile.  Consequently, by virtue of such merger, and once it has been implemented, Citibank Chile will be dissolved.

Third Transitional Article:

The Ordinary Meeting of Shareholders of the Bank should be held no later than March thirty-first of each year.

Fourth Transitional Article:

The distributable net income will be determined by subtracting or adding to net income, the correction of the value of the paid-in capital and reserves according to the variation of the Consumer Price Index between November of the previous fiscal year to November of the corresponding fiscal year.  The difference between the net income and the distributable net income shall be registered in a reserve account since the first day of the following fiscal year.  The reserve account that it is created by means of this transitional article cannot be distributed or capitalized.  This transitional article shall be in force until the obligation of Law N° 19.396 owed by Sociedad Matriz del Banco de Chile S.A. directly or through its subsidiary Sociedad Administradora de la Obligación Subordinada SAOS S.A. has been fully paid.

(3)                                 This capital increase is currently subject to the Superintendency of Banks and Financial Institutions’s approval.